Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
DiscoverOrg Holdings, LLC:
We consent to the use of our report dated February 26, 2020, except for the effects of the reverse unit split described in Note 18, which is as of May 26, 2020 with respect to the consolidated financial statements incorporated by reference herein.
Our report contains an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Portland, Oregon August 19, 2020